Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS RESULTS

FOR SECOND QUARTER 2015

- Net Revenue Increased 26.4% to $159.7 Million

- Adjusted EBITDA Increased 77.4% to $17.7 Million

- Operating Income Increased 148.5% to $11.4 Million

- Adjusted Net Income Per Diluted Share Increased 109.1% to $0.23

Columbus, Ohio, July 29, 2015. Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE: IBP), an industry-leading installer of insulation and complementary building products, announced today results for the second quarter ended June 30, 2015.

Second Quarter 2015 Highlights

•	Net revenue increased 26.4% to $159.7 million compared to second quarter 2014; same branch sales increased 10.0% compared to second quarter 2014 attributable to higher volume, price gains, and more favorable project mix

•	Adjusted EBITDA improved 77.4% to $17.7 million compared to second quarter 2014

•	Operating income increased 148.5% to $11.4 million compared to second quarter 2014

•	Adjusted net income per diluted share increased to $0.23, compared to $0.11 per diluted share in the second quarter 2014. GAAP earnings per diluted share increased to $0.21 compared to earnings per diluted share of $0.07 in the second quarter 2014

•	In April 2015, entered into a new five year, $200 million senior secured credit facility, which replaced the Company’s prior $100 million credit facility and provides additional liquidity for acquisitions and general corporate purposes

•	In April 2015, acquired C.Q. Insulation Inc. based in Tampa, Florida, which provides an attractive platform to pursue additional multi-family and commercial projects, with revenue of approximately $6.9 million in 2014

•	In June 2015, acquired Layman Brothers Contracting based in Powhatan, Virginia, which enhances the Company’s product offering and end market mix, with revenues of approximately $13.7 million in 2014

•	In June 2015, acquired Bluegrass Insulation of Bowling Green, based in Bowling Green, Kentucky, which enhances the Company’s presence in select markets in Kentucky and Tennessee, with revenue of approximately $1.3 million in 2014

Recent Developments

•	In July 2015, acquired EcoLogic Energy Solutions, based in Stamford, Connecticut, which enhances the Company’s presence in the Connecticut, New York and Northern New Jersey markets, with trailing twelve month revenues ending April 30, 2015 of approximately $6.0 million

“The second quarter reflects further momentum of our business strategy, which produced another quarter of year-over-year growth in net revenue, same branch sales and profitability,” stated Jeff Edwards, Chairman and Chief Executive Officer. “Our financial results are benefitting from continued improvements in the housing market, as well as the strong local market performance of our branches. Our core single family same branch sales outperformed the growth in single family residential completions during the second quarter and we expect this trend will continue.”

“I am very pleased with our acquisition strategy, pipeline, integration, and performance. IBP has built an exciting platform that offers a compelling option for local builders. During 2015, we have already acquired $63 million of annual revenues and these acquisitions are quickly contributing to both revenues and earnings. Our capital position remains strong, and we have a robust pipeline of potential acquisitions for the remainder of 2015 and through 2016. We expect positive momentum to continue throughout the remainder of the year as we continue to benefit from improving residential end markets,” concluded Mr. Edwards.

Second Quarter 2015 Results Overview

For the second quarter of 2015, net revenue was $159.7 million, an increase of 26.4% from $126.3 million in the second quarter of 2014. On a same branch basis, net revenue improved 10.0% from the prior year quarter, with approximately half of the growth attributable to an increase in the number of completed jobs and the remainder through price gains and a more favorable customer and product mix.

Gross profit improved 33.0% to $46.3 million from $34.8 million in the prior year quarter. Gross margin expanded to 29.0% from 27.6% in the prior year quarter, primarily due to favorable leverage on higher net revenue and increased cost efficiencies.

Selling, general and administrative expense as a percentage of net revenue was 20.9% compared to 23.4% in the prior year quarter, primarily due to higher net revenues which more than offset an increase in costs associated with being a publicly traded company and an increase in personnel costs to support higher end market activity.

Adjusted EBITDA was $17.7 million, a 77.4% increase from $10.0 million in the prior year quarter, largely due to higher net revenue, and improvements in gross margin and SG&A leverage. Adjusted EBITDA as a percentage of net revenue grew 320 basis points to 11.1%, compared to 7.9% in the prior year quarter. Operating income was $11.4 million, an increase of 148.5% from $4.6 million in the prior year quarter.

Adjusted net income from continuing operations was $7.2 million, or $0.23 per diluted share, compared to $3.5 million, or $0.11 per diluted share in the prior year quarter. Adjusted net income from continuing operations adjusts for the impact of non-core items in both periods. On a GAAP basis, net income attributable to common stockholders was $6.5 million, or $0.21 per diluted share, compared to net income attributable to common stockholders of $2.3 million, or $0.07 per diluted share, in the prior year quarter.

Conference Call and Webcast

The Company will host a conference call and webcast on Wednesday, July 29, 2015 at 10:00 a.m. Eastern time to discuss these results. To participate in the call, please dial 877-407-9039 (domestic) or 201-689-8470 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through August 29, 2015, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13614549.

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and is also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the demand for our services, expansion of our national footprint, our ability to capitalize on the new home construction recovery, our ability to strengthen our market position, our ability to pursue value-enhancing acquisitions, our ability to improve profitability and expectations for demand for our services for the remainder of 2015. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA, Adjusted Net Income and Adjusted Gross Profit. The reasons for the use of Adjusted EBITDA, Adjusted Net Income and Adjusted Gross Profit, reconciliations of Adjusted EBITDA, Adjusted Net Income and Adjusted Gross Profit to the most directly comparable GAAP measures and other information relating to Adjusted EBITDA, Adjusted Net Income and Adjusted Gross Profit are included below following the unaudited condensed consolidated financial statements.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Net revenue	$159,693	$126,348	$289,641	$232,294
Cost of sales	113,411	91,539	209,233	171,080

Gross profit	46,282	34,809	80,408	61,214
Operating expenses
Selling	8,881	7,556	16,993	14,026
Administrative	24,528	21,957	46,765	40,318
Amortization	1,485	714	2,274	1,411

Operating income	11,388	4,582	14,376	5,459
Other expense (income)
Interest expense	967	674	1,665	1,262
Other	194	98	219	(364)

	1,161	772	1,884	898
Income before income taxes	10,227	3,810	12,492	4,561
Income tax provision	3,720	1,483	4,743	1,833

Net income from continuing operations	6,507	2,327	7,749	2,728
Discontinued operations
Loss from discontinued operations	—	33	—	78
Income tax benefit	—	(13)	—	(30)

Loss from discontinued operations, net of income taxes	—	20	—	48

Net income	6,507	2,307	7,749	2,680
Accretion charges on Redeemable Preferred Stock	—	—	—	(19,897)

Net income (loss) attributable to common stockholders	$6,507	$2,307	$7,749	$(17,217)

Basic net income (loss) per share attributable to common stockholders:
Income (loss) from continuing operations	$0.21	$0.08	$0.25	$(0.61)
Loss from discontinued operations	—	(0.01)	—	—

Net income (loss) per share	$0.21	$0.07	$0.25	$(0.61)

Diluted net income (loss) per share attributable to common stockholders:
Income (loss) from continuing operations	$0.21	$0.08	$0.25	$(0.61)
Loss from discontinued operations	—	(0.01)	—	—

Net income (loss) per share	$0.21	$0.07	$0.25	$(0.61)

Weighted average shares outstanding:
Basic	31,228,000	30,777,955	31,360,060	28,370,787
Diluted	31,249,050	30,777,955	31,371,216	28,370,787

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets
Cash	$5,562	$10,761
Accounts receivable (less allowance for doubtful accounts of $3,070 and $2,661 at June 30, 2015 and December 31, 2014, respectively)	88,656	72,280
Inventories	27,424	23,971
Other current assets	7,589	12,276

Total current assets	129,231	119,288
Property and equipment, net	47,230	39,370
Non-current assets
Goodwill	74,236	53,393
Intangibles, net	47,148	17,718
Other non-current assets	8,154	4,393

Total non-current assets	129,538	75,504

Total assets	$305,999	$234,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$4,827	$1,786
Current maturities of capital lease obligations	9,161	9,374
Accounts payable	51,973	46,584
Accrued compensation	13,112	11,311
Other current liabilities	13,572	7,501

Total current liabilities	92,645	76,556

Long-term debt	72,898	25,070
Capital lease obligations, less current maturities	14,846	17,508
Deferred income taxes	14,557	9,746
Other long-term liabilities	16,496	13,408

Total liabilities	211,442	142,288

Stockholders’ equity
Preferred Stock; $0.01 par value: 5,000,000 shares authorized, 0 issued and outstanding at June 30, 2015 and December 31, 2014, respectively	—	—
Common Stock; $0.01 par value: 100,000,000 shares authorized, 31,982,888 and 31,839,087 issued and 31,366,328 and 31,539,087 outstanding at June 30, 2015 and December 31, 2014, respectively	320	319
Additional paid in capital	155,530	154,497
Accumulated deficit	(49,910)	(57,659)
Treasury Stock; at cost: 616,560 and 300,000 shares, respectively	(11,383)	(5,283)

Total stockholders’ equity	94,557	91,874

Total liabilities and stockholders’ equity	$305,999	$234,162

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six months ended June 30,
	2015	2014
Cash flows from operating activities
Net income	$7,749	$2,680
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	7,366	5,602
Amortization of intangibles	2,274	1,411
Amortization of deferred financing costs	133	87
Provision for doubtful accounts	953	843
Gain on sale of property and equipment	(164)	(242)
Noncash stock compensation	958	300
Other	—	(490)
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(9,865)	(5,570)
Inventories	(1,988)	(1,901)
Other assets	3,715	261
Accounts payable	1,592	4,596
Income taxes payable	3,302	(855)
Other liabilities	(626)	908

Net cash provided by operating activities	15,399	7,630

Cash flows from investing activities
Restricted cash	—	70
Purchases of property and equipment	(11,513)	(1,518)
Acquisitions of businesses, net of cash acquired of $761 and $0, respectively	(43,989)	(2,006)
Proceeds from sale of property and equipment	340	390
Other	(407)	—

Net cash used in investing activities	(55,569)	(3,064)

Cash flows from financing activities
Proceeds from initial public offering of common stock, net of costs	—	87,645
Proceeds from secondary public offering of common stock, net of costs	—	14,418
Redemption of Redeemable Preferred Stock	—	(75,735)
Net payments on previous revolving line of credit	—	(20,280)
Proceeds from revolving line of credit	75,750	—
Payments on revolving line of credit	(75,750)	—
Proceeds from new term loan	50,000	—
Payments on previous term loan	(24,688)	—
Proceeds from delayed-draw term loan	15,000	—
Proceeds from vehicle and equipment notes payable	7,979	—
Debt issuance costs	(758)	—
Principal payments on long term debt	(1,611)	(689)
Principal payments on capital lease obligations	(4,851)	(4,477)
Payments for deferred initial public offering costs	—	(4,254)
Payments for deferred secondary public offering costs	—	(126)
Repurchase of common stock	(6,100)	—

Net cash provided by (used in) financing activities	34,971	(3,498)

Net change in cash	(5,199)	1,068
Cash at beginning of period	10,761	4,065

Cash at end of period	$5,562	$5,133

Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$1,480	$1,183
Income taxes, net of refunds	1,318	2,579
Supplemental disclosure of noncash investing and financing activities
Vehicles capitalized under capital leases and related lease obligations	1,966	9,367
Seller obligations in connection with acquisition of businesses	8,392	279

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Net Income measure performance by adjusting EBITDA and GAAP net income, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net (loss) income in accordance with GAAP as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net (loss) income from continuing operations as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow (used in) provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as accretion charges on Redeemable Preferred Stock, discontinued operations, public offering costs, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

We believe the Adjusted Gross Profit measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes depreciation and the effect of certain non-core items. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Gross Profit differently and, as a result, our measure may not be directly comparable to measures of other companies.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(unaudited, in thousands, except share and per share amounts)

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, GAAP net income (loss) for the periods presented therein.

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income (loss) attributable to common stockholders, as reported	$6,507	$2,307	$7,749	$(17,217)
Adjustments for net income from continuing operations:
Accretion charges on Redeemable Preferred Stock	—	—	—	19,897
Loss from discontinued operations, net of income taxes	—	20	—	48

Net income from continuing operations	$6,507	$2,327	$7,749	$2,728
Adjustments for adjusted net income from continuing operations:
IPO costs	—	1,259	—	1,335
Sarbanes-Oxley initial implementation	—	262	—	262
Gain from put option Redeemable Preferred Stock	—	—	—	(490)
Share based compensation expense	856	300	958	300
Acquisition related expenses	268	—	487	—
Tax impact of adjusted items at 37.5% effective tax rate [1]	(421)	(683)	(542)	(528)

Adjusted net income from continuing operations	$7,209	$3,465	$8,652	$3,607

Weighted average shares outstanding (diluted)	31,249,050	30,777,955	31,371,216	28,370,787

Diluted net income (loss) per share attributable to common stockholders , as reported	$0.21	$0.07	$0.25	$(0.61)
Adjustments for net income from continuing operations per diluted share [2]	—	0.01	—	0.71

Diluted net income per share from continuing operations	$0.21	$0.08	$0.25	$0.10
Adjustments for adjusted net income from continuing operations, net of tax impact, per diluted share [3]	0.03	0.04	0.03	0.03

Diluted adjusted net income per share from continuing operations	$0.23	$0.11	$0.28	$0.13

[1]	A projected effective tax rate of 37.5% was applied to the adjustments for consistency in presentation
[2]	Includes adjustments related to accretion charges on Redeemable Preferred Stock and loss from discontinued operations, net of income taxes
[3]	Includes adjustments related to share based compensation expense, acquisition related expenses, expensed Initial Public Offering costs and gain from put option on Redeemable Preferred Stock

Per share figures in the above earnings per share calculation table may reflect rounding adjustments and consequently totals may not appear to sum.

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income for the periods presented therein.

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Adjusted EBITDA:

Net income (GAAP)	$6,507	$2,307	$7,749	$2,680
Interest expense	967	674	1,665	1,262
Provision for income taxes, continuing operations	3,720	1,483	4,743	1,833
Depreciation and amortization	5,351	3,677	9,640	7,012

EBITDA	16,545	8,141	23,797	12,787

Acquisition related expenses	268	—	487	—
Share based compensation expense	856	300	958	300
IPO costs	—	1,259	—	1,335
Sarbanes-Oxley initial implementation	—	262	—	262
Gain from put option Redeemable Preferred Stock	—	—	—	(490)

Adjusted EBITDA	$17,669	$9,962	$25,242	$14,194

Adjusted EBITDA margin	11.1%	7.9%	8.7%	6.1%

The table below reconciles Adjusted Gross Profit to the most directly comparable GAAP financial measure, Gross Profit, for the periods presented therein.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Gross Profit Calculations

(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Gross profit	$46,282	$34,809	$80,408	$61,214
Depreciation	3,690	2,828	7,030	5,336

Adjusted gross profit	$49,972	$37,637	$87,438	$66,550

Adjusted gross profit margin	31.3%	29.8%	30.2%	28.6%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net